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                                                                      Exhibit 21


                         Subsidiaries of the Registrant

                                              Jurisdiction
Subsidiary                                  of Incorporation
- ----------                                  ----------------
Texas Microsystem, Inc.                     Delaware

Sequoia Systems (UK) Limited                United Kingdom

Sequoia Systems (Australia) Pty Ltd.        Australia
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